EXHIBIT 3.1

                          ARTICLES OF INCORPORATION
                                      OF
                     PACIFIC DIAGNOSTIC TECHNOLOGIES, INC.

                                      I.

     The name of this Corporation is Quintek Technologies, Inc.

                                     II.

     The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                    III.

     A. The total number of shares of all classes of stock which the Corporation shall have authorized to issue is 60,000,000 of which 10,000,000 shares shall be Preferred Stock, of $.00 par value, issuable in series, non-voting, and 50,000,000 shares shall be Common Stock of $.00 par value.

     B. The Board of Directors is hereby authorized, at its option, from time to time, to divide all or any part of the Preferred Shares into series thereof and to fix and determine variations, if any, between any series so established as to any one or more of the following matters:

            (1)  the rate of dividends;
            (2) the price at and the terms and conditions on which shares may be redeemed;
            (3) the amount payable upon shares in event of involuntary liquidation;
            (4) the amount payable upon shares in event of voluntary liquidation;
            (5) sinking fund provisions for the redemption or purchase of shares;
            (6) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.
            (7) Fix the number of shares of each series of Preferred Stock; and,
            (8) Determine the designation of each series of Preferred Stock.

     Prior to the issuance of shares of Preferred Stock, the Board of Directors shall file a Certificate of Determination with the California Secretary of State pursuant to Corporations Code section 401(a) establishing the specific dividend rate, liquidation preference, redemption price, and
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any other rights, preferences, privileges, and restrictions of the particular series of Preferred Stock and the number of shares and designation of such series.

     C.  Preferences, limitations and relative rights of classes of shares;

            (1)  Preferred dividends:   The holder of all preferred
     shares, regardless of series, at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board of Directors, out of any funds legally available for the payment thereof, dividends at the rate theretofore been established, and no more, payable quarterly, on the last days of January, April, July and October in each year.

            (2) Cumulativness of Preferred Dividends: Dividends on all Preferred Shares, regardless of series, shall be cumulative. No dividends
     shall be declared on any series of any series of Preferred Shares for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time
     upon all Preferred Shares then outstanding. No dividends shall be declared on the shares of any series of Preferred Shares unless a dividend for the same period shall be declared at the same time upon all Preferred Shares outstanding at the time of such declaration in like proportion to the dividend rate then declared. No dividends shall be declared or paid on the
     Common Shares unless full dividends on all the preferred Shares then outstanding for all past dividend period and for the current dividend period
     shall have been declared and the Corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

            (3) Preferences on liquidation: In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Shares shall be entitled to receive the amount fixed for such purpose in the resolution or resolution of the Board of Directors establishing the respective series of which the shares to be redeemed are a part together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution
or
     resolutions. After such payment to such holders of Preferred Shares, the remaining assets and funds of the Corporation shall be distributed pro rata
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     among the holders of the Common Shares.  A consolidation, merger, or reorganization of the Corporation with any other Corporation or Corporations or a sale of all or substantially all of the assets of the Corporation shall not be considered a dissolution, liquidation or winding up on the Corporation with the meaning of these provisions.

            (4)  Redemption privileges of the Corporation.   The whole or any
     part of the outstanding Preferred Shares or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the
     option of the Corporation, exercisable by the Board of Directors upon thirty
     (30) days' notice by mail to the holders of such shares as are to be redeemed, by paying therefor in cash the redemption price fixed for such shares in the resolution or resolutions of the Board of Directors establishing the respective series of which the shares to be redeemed are a part, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions to the date fixed of such redemption. The Corporation may redeem the whole or any part of the shares of any series, or of several series, without redeeming the whole or any part of the shares of any other series; provided, however, that if at any time less than the whole of the Preferred Shares of any particular series then outstanding shall be called for redemption, the particular shares called for
     redemption shall be determined by lot or by such other equitable method as
     may be determined by the Board of Directors. If on the redemption date specified in any such notice, funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Preferred Shares so called for redemption, then, notwithstanding that any certificate
     for shares so called for redemption shall no longer be deemed to be outstanding, the right to receive dividends thereon shall cease to occur from and after the date so fixed, and all the rights of holders of
Preferred
     Shares so called for redemption shall forthwith after such redemption date cease and terminate, excepting only the right of the holders thereof to receive the redemption price thereof, but without interest; and if, before the redemption date specified in any notice of redemption of any Preferred Shares, the Corporation shall deposit with a bank or trust company
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     in the state of California,  having a capital or surplus of at least
     $1,000,000 according to its last published statement of condition, in trust to be applied to the redemption of the Preferred Shares so called for redemption, the funds necessary for such redemption, then, from and after the date of such deposit , the shares so called for redemption shall no longer be deemed to be outstanding and all rights of holders of the shares
     so called for redemption shall cease and terminate, excepting only the right of holders thereof to receive the redemption price thereof, but without interest. Any interest accrued on funds so deposited shall be paid to the
     Corporation from time to time. In case the holder of shares which have been called for redemption shall not, within five years after the making of such deposit, claim the amount deposited with respect to the redemption of
     such shares, the bank or trust company shall be relieved of all responsibility in respect thereof to such holder. Preferred Shares which are
     redeemed shall be canceled and shall not be reissued.

                                     IV.

     No Holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase, or subscribe to (1) any unissued or treasury shares of any class of stock (whether no or hereafter authorized) of the Corporation, (2) any obligations, evidence of indebtedness, or other securities of the Corporation convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase, or subscribe to, any such unissued or treasury shares, (3) any right of subscription to or to receive or any warrant or option for the purchase of, any of the foregoing securities, (4) any other securities that may be issued or sold by the Corporation, other than such (if any) as the Board of Directors of the Corporation, in its sole and absolute discretion, may determine from time to time.

                                      V.

     Cumulative voting by the shareholders of this Corporation is allowed pursuant to California law.

                                     VI.

     The name and address in the State of California of this Corporation's initial agent for service of process is:

                                 David Wood
                            C/O Wood & Associates
                          751 Daily Drive, Suite 250
                             Camarillo, CA 93010

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                                    VII.

     A. Limitation of Director's Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. Indemnification of Corporate Agents. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations
Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this
Corporation and its shareholders.

     C. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article VII. by the shareholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, for the purpose of forming this Corporation under the laws of the State of California, the undersigned, constituting the incorporator of this Corporation, has executed these Articles of Incorporation as of January 13, 1999.


                                          ____________________________________
                                          Thomas W. Sims


     I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.


                                          ____________________________________
                                          Thomas W. Sims